Exhibit 21.1

Active Subsidiaries of Nalco Holding Company

Calgon Corporation	Delaware
Derypol SA	Spain
Katayama Nalco Inc.	Japan
Nalco (Shanghai) Trading Co. Ltd.	People's Republic of China
Nalco Acquisition One	United Kingdom
Nalco Anadolu Kimya Sanayii Ve Ticaret AS	Turkey
Nalco Argentina S.R.L.	Argentina
Nalco Australia Pty. Ltd.	Australia
Nalco Brasil Ltda	Brazil
Nalco Canada Co.	Canada
Nalco Company	Delaware
Nalco de Colombia Ltda	Colombia
Nalco de Mexico, S. de R.L. de C.V.	Mexico
Nalco Deutschland GmbH	Germany
Nalco Energy Services Limited	United Kingdom
Nalco Energy Services, L.P.	Delaware
Nalco Espanola, S.A.	Spain
Nalco Europe B.V.	Netherlands
Nalco Finance Holdings LLC	Delaware
Nalco Finland OY	Finland
Nalco France	France
Nalco Global Holdings B.V.	Netherlands
Nalco Holding B.V.	Netherlands
Nalco Holdings Germany GmbH	Germany
Nalco Holdings UK Limited	United Kingdom
Nalco Hong Kong Limited	Hong Kong
Nalco Industrial Outsourcing Company	Delaware
Nalco Industrial Services (Su Zhou) Co.	People's Republic of China
Nalco Investments U.K. Limited	United Kingdom
Nalco Italia SrL	Italy
Nalco Japan Co., Ltd	Japan
Nalco Korea, Ltd.	Korea
Nalco Limited	United Kingdom
Nalco Netherlands B.V.	Netherlands
Nalco New Zealand Limited	New Zealand
Nalco Oesterreich Ges m.b.H.	Austria
Nalco Pacific Private, Ltd.	Singapore
Nalco Receivables LLC	Delaware
Nalco Taiwan Co., Ltd.	Taiwan
Nalco UK Group Limited	United Kingdom
Nalco Universal Holdings B.V.	Netherlands
Nalco Venezuela SCA	Venezuela
NDC LLC	Delaware
NI Acquisition Holdings LLC	Delaware
Oekophil AG	Switzerland
Ondeo Nalco Saudi Co. Ltd.	Saudi Arabia
Paper Chemicals, Inc.	Texas
PT Nalco Indonesia	Indonesia
Pure-Chem Products Company, Inc.	California
Treated Water Outsourcing	Delaware

The names of the Company's other subsidiaries are omitted because, considered in the aggregate as a single subsidiary, such subsidiaries would not constitute a significant subsidiary as of December 31, 2004.